Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

HARLEY-DAVIDSON CREDIT CORP.

I, David Viney, Vice President and Treasurer of Harley-Davidson Credit Corp. (“HDCC”), certify that:

(i) a review of HDCC’s activities for the period from February 23, 2023 (the closing date of the Harley-Davidson Motorcycle Trust 2023-A transaction subject to the requirements of Regulation AB) through December 31, 2023 (the “Reporting Period”) and of HDCC’s performance under the Sale and Servicing Agreement dated as of February 1, 2023 (the “Sale and Servicing Agreement”) among Harley-Davidson Motorcycle Trust 2023-A, Harley-Davidson Customer Funding Corp., HDCC, and Citibank, N.A., has been made under my supervision; and

(ii) to the best of my knowledge, based on such review, HDCC has fulfilled in all material respects all of its obligations under the Sale and Servicing Agreement throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 21st day of March, 2024.

/s/ David Viney
David Viney
Vice President and Treasurer of Harley-Davidson Credit Corp., Servicer to Harley-Davidson Motorcycle Trust 2023-A